UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 30, 2007

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 30, 2007, TIBCO Software Inc., a Delaware corporation (“TIBCO”), Spotfire Holdings, Inc., a Delaware corporation (“Spotfire”) and Thunderbolt Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of TIBCO (“Merger Subsidiary”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions therein, TIBCO will acquire Spotfire, a leading provider of next-generation business intelligence software, for approximately $195 million.

The acquisition will be conducted by means of a merger of Spotfire with Merger Subsidiary that will result in Spotfire becoming a wholly-owned subsidiary of TIBCO. The merger is currently expected to be completed in the third quarter of fiscal 2007.

The acquisition is subject to customary closing conditions, including, among others, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of any other antitrust or merger control approvals.

Item 8.01.	Other Events

On May 1, 2007, TIBCO announced board approval of a stock repurchase program pursuant to which it may repurchase up to $300 million of its outstanding common stock on the open market or through privately negotiated transactions, including structured or accelerated transactions.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of TIBCO Software Inc. dated May 1, 2007.
99.2	Press Release of TIBCO Software Inc. dated May 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes

William R. Hughes Executive Vice President, General Counsel and Secretary

Date: April 30, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of TIBCO Software Inc. dated May 1, 2007.
99.2	Press Release of TIBCO Software Inc. dated May 1, 2007.